Exhibit 99.1

Friday,  April 28, 2017

HomeTown Bankshares Corporation

Reports Continued, Strong Market Share Growth for First Quarter

2017 YTD Revenue Up 10% over 2016

NASDAQ Listing

HomeTown Bankshares Corporation listed with the NASDAQ Capital Markets under the trading symbol “HMTA”  on October 12, 2016 when the stock price closed at $8.95. Since listing, the Company’s stock has received enhanced exposure, increased trading volume, and higher closing prices with a high of $11.00, an average of $9.53, and most  recent closing price of $9.80 as of April 27, 2017.

Operating Performance Highlights

●	Revenue of $5.7 million in Q1 2017, up 10% from $5.2 million in Q1 2016
●	Net Interest Income up 10% in Q1 2017 over prior year with Net Interest Margin of 3.54%
●	Noninterest Income for first quarter 2017 up 13% over prior year, net of securities gains
●	Net Income was $765,000 for first quarter 2017 compared to $801,000 in Q1 2016
●	Net Income Available to Shareholders was $765,000 in Q1 2017 vs. $597,000 in 2016 after $204,000 in preferred dividends; the preferred stock converted to common stock in June, 2016
●	Fully diluted Earnings per Share of $0.13 for first quarter of 2017, compared with $0.14 per share for 2016

Continued Strong Loan and Core Deposit Growth

●	Total assets of $534 million at March 31, 2017, increasing by $41 million or 8% over Q1 2016.
●	Total Loans of $428 million at March 31, 2017
o	Up $47 million or 12% for Q1 2017 over 2016
●	Total Deposits of $465 million, up $51 million or 12% for Q1 2017 over 2016
o	Core Deposits up 14% to $425 million due to Demand Deposits increasing $27 Million or 25% for Q1 2017 over 2016
o	32% decrease in wholesale deposits in Q1 2017 vs. the prior year

Credit Quality Remains Strong

●	YTD net recoveries for Q1 2017 were $20,000 or -0.02% of average loans due to recoveries totaling $36,000 exceeding charge-offs vs. net charge-offs of $11,000 or 0.01% of average loans for Q1 2016
●	Non-performing assets improved significantly to 0.76% of total assets at March 31, 2017 vs. 1.24% in 2016
●	Nonperforming assets, including restructured loans, of 1.51% to total assets at March 31, 2017 vs. 2.53% in Q1 2016
●	Nonaccrual loans remained low at .22% of total loans at March 31, 2017 and .11% of total loans at March 31, 2016; OREO improved 45% to $3.1 Million at Q1 2017 from $5.7 million at Q1 2016
●	Past due accruing loans improved and remained at historically low levels of 0.33% of total loans at March 31, 2017 vs. 0.49% at March 31, 2016

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News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, (540) 278-1705

Vance W. Adkins, Executive Vice President and CFO, (540) 278-1702

HomeTown Bankshares Reports Continued, Strong Market Share Growth for the First Quarter of 2017

Revenue Up 10% Over 2016

ROANOKE, Va., April 28, 2017 - HomeTown Bankshares Corporation, NASDAQ: HMTA, the parent company of HomeTown Bank, reported strong revenue growth of 10% for the first quarter of 2017 over the prior year. Net income available to common shareholders amounted to $765,000 for the first quarter of 2017 vs. $597,000 during the prior year after preferred stock dividend payments of $204,000 in Q1 2016.  Net Income was $765,000 for Q1 2017 due to certain nonrecurring charges vs. $801,000 in 2016. Fully diluted earnings per share amounted to $0.13 per share for the first quarter of 2017 compared to $0.14 per share for the comparative period of 2016. The net interest margin increased for the past two consecutive quarters to 3.54% at March 31, 2017.

"We are delighted with the strong growth in market share in both loans and core deposits reflecting  our continued ability to capitalize on the recent, competitive changes in our markets,” said  Susan K. Still, President and CEO. “This expansion in market share is coupled with solid revenue growth, an improving quarter-to-quarter net interest margin and strong asset quality,” she continued.

Financial  Highlights

Revenues increased 10% to $5.7 million during the first quarter due to strong loan and core deposit growth system-wide and a 13% increase in non-interest income, net of gain(s) on securities sales. Service charge and ATM and interchange income related to strong core deposit growth and the continued increase in mortgage origination income were the major contributors to the sizable increase in non-interest income during the first quarter of 2017 vs. 2016.

At March 31, 2017, total assets reached $534 million, an increase of $41 million or 8%, over 2016.  The loan portfolio ended the period at $428 million, representing an increase of 12%, or $47 million over the prior year, supported by strong core deposit growth of 14% or $51 million in Q1 2017 over 2016. Another year of strong core deposit growth was due to another strong increase in demand deposits accounts over the prior year. Total deposits increased $51 million or 12% to $465 million at Q1 of 2017, with a 32% reduction in wholesale deposits since Q1 2016.

The expansion of our Private Banking Group in early 2016 continued to be a strong contributor to growth in both loans and deposits during the first quarter of 2017. In addition, higher mortgage originations resulted in an 18% increase in mortgage revenue for the first quarter of 2017 over 2016.

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The Company’s asset quality improved and remains strong at March 31, 2017. Nonperforming assets, excluding performing restructured loans, improved to 0.76% at March 31, 2017 from 1.24% of Company assets at March 31, 2016. Both non-performing loans and Bank Owned Real Estate improved significantly with a combined 33% decrease in Q1 2017 over the prior year.  In addition, recoveries exceeded charge-offs by $20,000 during the first quarter of 2017. The allowance for loan losses increased to $3.73 million at March 31, 2017 from $3.35 million in 2016 to support the strong loan growth.

The Bank remains well-capitalized with total equity at March 31, 2017 rising to $49 million with all ratios exceeding the current regulatory standards for well-capitalized status.  The Common equity tier 1 ratio, Tier 1 capital ratio, Total capital ratio, and Tier 1 leverage ratio were 11.7%, 11.7%, 12.5% and 10.5%, respectively, for the Bank at March 31, 2017.

“While we are now the largest community bank headquartered in the Roanoke Valley, we have also been selected as the “Best Regional/Local Bank” by readers of the Roanoker Magazine for 2017 - the sixth consecutive year. Our strategic initiatives will continue to focus on being the best bank we can be in providing value for our shareholders as well as all of our customers and our employees in each market we serve, “Still said.

About HomeTown Bankshares Corporation

HomeTown Bankshares Corporation is the parent company of HomeTown Bank, which officially opened for business on November 14, 2005. HomeTown Bank offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals.  The Bank serves three markets including the Roanoke Valley, the New River Valley and Smith Mountain Lake through six branches, seven ATMs, HomeTown Mortgage and HomeTown Investments.  A high level of responsive and personal service coupled with local decision-making is the hallmark of its banking strategy. For more information, please visit www.hometownbank.com.

Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, and competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.

(See Attached Financial Statements for the year-to-date and quarter ending March 31, 2017)

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HomeTown Bankshares Corporation
Consolidated Condensed Balance Sheets
March 31, 2017; December 31, 2016; and March 31, 2016

	March 31,	December 31	March 31
In Thousands	2017	2016	2016
Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$28,005	$18,229	$27,890
Federal funds sold	51	42	1,082
Securities available for sale, at fair value	52,159	52,975	54,757
Restricted equity securities, at cost	2,290	2,213	2,765
Loans held for sale	123	678	289
Total loans	428,043	418,991	381,063
Allowance for loan losses	(3,726)	(3,636)	(3,347)
Net loans	424,317	415,355	377,716
Property and equipment, net	13,274	13,371	13,864
Other real estate owned, net	3,148	3,794	5,686
Other assets	10,946	10,633	9,273
Total assets	$534,313	$517,290	$493,322

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$106,585	$91,354	$80,060
Interest-bearing	358,060	359,494	333,558
Total deposits	464,645	450,848	413,618
Federal Home Loan Bank borrowings	9,917	8,000	22,000
Subordinated notes	7,232	7,224	7,202
Other borrowings	1,121	1,117	1,072
Other liabilities	2,335	1,876	2,190
Total liabilities	485,250	469,065	446,082

Stockholders’ Equity:
Preferred stock	-	-	12,893
Common stock	28,756	28,765	16,801
Surplus	17,861	17,833	15,521
Retained surplus	2,012	1,247	1,040
Accumulated other comprehensive (loss) income	(14)	(56)	597
Total HomeTown Bankshares Corporation stockholders’ equity	48,615	47,789	46,852
Noncontrolling interest in consolidated subsidiary	448	436	388
Total stockholders’ equity	49,063	48,225	47,240
Total liabilities and stockholders’ equity	$534,313	$517,290	$493,322

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HomeTown Bankshares Corporation
Consolidated Condensed Statements of Income
For the Three Months Ended March 31, 2017 and 2016

	For the Three Months
	Ended March 31,
In Thousands, Except Share and Per Share Data	2017	2016
	(Unaudited)	(Unaudited)
Interest income:
Loans and fees on loans	$4,624	$4,256
Taxable investment securities	240	204
Nontaxable investment securities	87	101
Other interest income	74	53
Total interest income	5,025	4,614
Interest expense:
Deposits	554	504
Subordinated notes	134	134
Other borrowed funds	53	97
Total interest expense	741	735
Net interest income	4,284	3,879
Provision for loan losses	70	60
Net interest income after provision for loan losses	4,214	3,819
Noninterest income:
Service charges on deposit accounts	149	154
ATM and interchange income	178	147
Mortgage banking	207	175
Gains on sales of investment securities	13	5
Other income	150	130
Total noninterest income	697	611
Noninterest expense:
Salaries and employee benefits	1,989	1,726
Occupancy and equipment expense	428	434
Advertising and marketing expense	130	94
Professional fees	233	101
Losses on sales, and writedowns of other real estate owned, net	-	-
Other real estate owned expense	13	22
Other expense	999	885
Total noninterest expense	3,792	3,262
Net income before income taxes	1,119	1,168
Income tax expense	342	353
Net income	777	815
Less net income attributable to non-controlling interest	12	14
Net income attributable to HomeTown Bankshares Corporation	765	801
Effective dividends on preferred stock	-	204
Net income available to common stockholders	$765	$597

Basic earnings per common share	$0.13	$0.17	*

*Diluted earnings per common share	$0.13	$0.14	*
Weighted average common shares outstanding	5,763,383	3,501,446	*
Diluted average common shares outstanding	5,783,573	5,787,337	*

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HomeTown Bankshares Corporation	Three	Three
Financial Highlights	Months	Months
In Thousands, Except Share and Per Share Data	Ended	Ended
	Mar 31	Mar 31
	2017	2016
PER SHARE INFORMATION	(Unaudited)	(Unaudited)
Book value per share, basic	$8.43	$9.68 *
Book value per share, diluted	$8.43	$8.12 *
Earnings per share, basic	$0.13	$0.17 *
Earnings per share, diluted	$0.13	$0.14 *
* Restated for the 4% stock dividend distributed July 11, 2016

PROFITABILITY
Return on average assets	0.59%	0.67%
Return on average shareholders' equity	6.40%	6.92%
Net interest margin	3.54%	3.62%
Efficiency	76.06%	72.23%

BALANCE SHEET RATIOS
Total loans to deposits	92.12%	92.13%
Securities to total assets	10.19%	11.66%
Common equity tier 1 ratio BANK ONLY	11.7%	12.5%
Tier 1 capital ratio BANK ONLY	11.7%	12.5%
Total capital ratio BANK ONLY	12.5%	13.3%
Tier 1 leverage ratio BANK ONLY	10.5%	10.9%

ASSET QUALITY
Nonperforming assets to total assets	0.76%	1.24%
Nonperforming assets, including restructured loans, to total assets	1.51%	2.53%
Net (recoveries) charge-offs to average loans (annualized)	(0.02)%	0.01%
Composition of risk assets: (in thousands)
Nonperforming assets:
Nonaccrual loans	$936	$415
Other real estate owned	3,148	5,686
Total nonperforming assets, excluding performing restructured loans	4,084	6,101
Restructured loans, performing in accordance with their modified terms	3,980	6,378
Total nonperforming assets, including performing restructured loans	$8,064	$12,479
Allowance for loan losses: (in thousands)
Beginning balance	$3,636	$3,298
Provision for loan losses	70	60
Charge-offs	(16)	(15)
Recoveries	36	4
Ending balance	$3,726	$3,347

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